FIRST AMENDMENT TO RIGHTS AGREEMENT

        THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made as of the 23rd day of November, 2004, by and among Starcraft Corporation, an Indiana corporation (the “Corporation”), Harris Trust and Savings Bank (“Harris”) and Computershare Investor Services, LLC (“Computershare”).

RECITALS

1.	The Corporation and Harris are parties to the Rights Agreement, dated as of August 12, 1997 (the “Rights Agreement”).

2.	The Corporation wishes to terminate Harris and to appoint Computershare as Rights Agent.

3.	In connection with the termination of Harris as Rights Agent and the appointment of Computershare as successor Rights Agent, the Company, Harris and Computershare desire to amend the Rights Agreement in certain respects.

AGREEMENT

        NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties agree as follows:

        Section 1. Termination of Rights Agent. The Corporation hereby terminates Harris as Rights Agent.

        Section 2. Appointment of the Successor Rights Agent. The Corporation hereby appoints Computershare as successor Rights Agent under the Rights Agreement, and Computershare hereby accepts such appointment.

        Section 3. Waiver of Prior Written Notice. The Corporation, Harris and Computershare each waive any requirements of prior written notice of a change of the Rights Agent under the Rights Agreement.

        Section 4. Amendment of Rights Agreement. The Rights Agreement shall be further amended as follows:

        (a)        “Computershare Investor Services, LLC” shall be substituted throughout the Rights Agreement, Exhibits and other attachments for “Harris Trust and Savings Bank” including substituting all abbreviations therefore.

        (b)        Section 1(e) is hereby amended by deleting the definition of “Business Day” in its entirety and substituting the following definition:

“Business Day” shall mean any day other than a Saturday, Sunday, or a day on which the New York Stock Exchange is closed.

(c) In Section 18, the word “gross” shall be inserted before “negligence” in the second sentence. Page 1 of 3

        (d)        In Section 20(c), the word “gross” shall be inserted before “negligence.”

        (e)        The fifth sentence of Section 21 shall be deleted and replaced with the following: “Any successor Rights Agent, whether appointed by the Corporation or by such a court, shall be (a) an entity organized and doing business under the laws of the United States or any state thereof, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $35,000,000 or (b) an affiliate of a corporation or trust company described in clause (a) of this sentence.”

        (f)        Section 26 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent by the Corporation and substituting in lieu therefor the following:

Computershare Investor Services, LLC Two North LaSalle Street Chicago, Illinois 60602 Attention: Relationship Manager

with a copy to:

Computershare Investor Services, LLC Two North LaSalle Street Chicago, Illinois 60602 Attention: Director of Relationship Management

        Section 5. Continued Effectiveness. The parties hereto hereby acknowledge and agree that, except as specifically supplemented and amended, changed or modified hereby, the Rights Agreement, as previously amended to the date hereof, shall remain in full force and effect in accordance with its terms.

        Section 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

        Section 7. Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.

CORPORATION: Starcraft Corporation, an Indiana corporation By: /s/ Joseph E. Katona ———————————————————— Joseph E. Katona Chief Financial Officer

Harris Trust and Savings Bank By: /s/ Martin J. [illegible] Jr. ————————————————————
Printed: Martin J. [illegible] Jr. ————————————————————
Title: VP ————————————————————

Computershare Investor Services, LLC By: /s/ Blanche Hurt ————————————————————
Printed: Blanche Hurt ————————————————————
Title: Secretary ————————————————————

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